Exhibit 99.1

NEW YORK, June 6, 2016

Voya Financial Prices Offering of $800 Million of Senior Debt

Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”) announced today that it has priced a registered public offering of $500 million aggregate principal amount of 3.650% Senior Notes due 2026 (the “2026 Notes”) and $300 million aggregate principal amount of 4.800% Senior Notes due 2046 (the “2046 Notes,” and together with the 2026 Notes, the “Notes”). The offering is subject to customary closing conditions and is expected to close on June 13, 2016.

Each series of Notes will be guaranteed by Voya Holdings Inc. (“Voya Holdings”), a subsidiary of Voya.

Voya intends to use the net proceeds of the offering to purchase certain outstanding notes and debentures of Voya and Voya Holdings and to pay fees and expenses related to such purchases.

Barclays Capital Inc., SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. are acting as Joint Book-Running Managers for the offering.

This press release is neither an offer to sell, nor a solicitation of an offer to buy, the Notes or any other securities, and shall not constitute an offer to sell, or a solicitation of an offer to buy, or a sale of, the Notes, or any other securities, in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering was made only by means of a prospectus and related preliminary prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or by emailing Barclaysprospectus@broadridge.com, by calling SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786 or calling U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

Certain statements in this press release, including those describing the closing of the offering, constitute forward-looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ, possibly materially, from those in any forward-looking statement include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and Uncertainties” and “Business-Closed Blocks-CBVA” in Voya’s Annual Report on Form 10-K for the year ended December 31, 2015, “Risk Factors” in Voya’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and the other filings Voya makes with the Securities and Exchange Commission.

Media Contact:	Investor Contact:
Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2015. The company had $458 billion in total assets under management and administration as of March 31, 2016. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company™. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the 2016 World’s Most Ethical Companies® by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine.

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